-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ------------------------------
         FORM 3                                      Washington, D.C. 20549                                     OMB Approval
-------------------------           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           ------------------------------
                                                                                                       OMB Number:        3235-0104
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Expires:   December 31, 2001
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or      Estimated average burden
                                       Section 30(f) of the Investment Company Act of 1940             hours per response.......0.5
                                                                                                      ------------------------------

    (Print or Type Responses)
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1.  Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer name and Ticker or Trading Symbol
                                               Statement (Month/Day/Year)

                                               10/01/1999                    National Auto Finance Company, Inc. (NAFI)
    Manufacturers Life Insurance         -----------------------------------------------------------------------------------------
       Company (U.S.A.)
    ------------------------------------    3. I.R.S. Identification      5. Relationship of Reporting  6. If Amendment, Date of
    (Last)        (First)      (Middle)        Number of Reporting           Person(s) to Issuer           Original
                                               Person, if an entity          (Check all applicable)        (Month/Day/Year)
    c/o Manulife Financial                     (voluntary)
    73 Tremont Street, Suite 1300                                            [ ] Director
    ------------------------------------                                     [ ] Officer                ----------------------------
                  (Street)                                                       (give title below)     7. Individual or Joint/Group
                                                                             [X] 10% Owner                 Filing
                                                                             [ ] Other                     (Check Applicable Line)
    Boston     Massachusetts  02108-5609                                         (specify below)           [X] Form filed by One
    ------------------------------------                                                                       Reporting Person
    (City)        (State)        (Zip)                                                                     [ ] Form filed by More
                                                                             -------------------------         than One Reporting
                                                                                                               Person
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                                        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                        2. Amount of Securities     3. Ownership Form: Direct (D)    4. Nature of Indirect
   (Instr. 4)                                  Beneficially Owned          or Indirect (I) (Instr. 5)       Beneficial Ownership
                                               (Instr. 4)                                                   (Instr. 5)
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Common Stock                                   1,178,572                   D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                     ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

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                                                                                                                     SEC 1473 (3-99)

FORM 3 (CONTINUED)

         TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of                2. Date Exer-           3. Title and Amount of         4. Conversion or    5. Ownership     6. Nature of
   Derivative                 cisable and             Securities Underlying          Exercise Price      Form of          Indirect
   Security                   Expiration              Derivative Security            of Derivative       Derivative       Beneficial
   (Instr. 4)                 Date                    (Instr. 4)                     Security            Security:        Ownership
                              (Month/Day/Year)                                                           Direct (D) or    (Instr. 5)
                                                                                                         Indirect (I)
                                                                                                         (Instr. 5)
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                              Date      Expira-       Title             Amount or
                              Exer-     tion                            Number of
                              cisable   Date                            Shares
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Convertible Senior
Subordinated Promissory      Immed.     N/A       Common Stock     813,215 shares (1)    $0.75             (D)
Notes ("Convertible
Notes"))

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Warrants                     Immed.     N/A       Common Stock     259,731 shares         N/A              (D)

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Explanation of Responses:

(1) The amount of each such Convertible Note, the date issued, and the number of shares of Common Stock into which each Convertible
Note was convertible (at the price of $0.75 per share) is as follows: $138,541.00 pursuant to the Convertible Note issued on July 1,
1999, convertible into 184,721 shares; $152,550.00 pursuant to the Convertible Note issued on October 1, 1999, convertible into
203,400 shares; $157,079.00 pursuant to the Convertible Note issued on January 1, 2000, convertible into 209,438 shares; and
$161,742.00 pursuant to the Convertible Note issued on April 1, 2000, convertible into 215,656 shares.

**      Intentional misstatements or omissions of facts constitute
        Federal Criminal Violations.
        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note:   File three copies of this Form, one of which must be manually       /s/ Raymond L. Britt                     May 23, 2000
        signed.  If space is insufficient, see Instruction 6 for          -----------------------------------   --------------------
        procedure.                                                         ** Signature of Reporting Person             Date

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                                                                                                                     SEC 1473 (3-99)